UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2008

______________

ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

______________

Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On November 6, 2008,  Bledsoe Capital Group, LLC (“BCG”) agreed to advance $2 million to Ecosphere Technologies, Inc. (“Ecosphere”) to support the progress and implementation of the Ecosphere Ozonix technology in the energy industry.  The first $500,000 is expected to be advanced by November 11, 2008 and the balance by November 30, 2008.  The advances will be secured by Ozonix units deployed by Ecosphere under agreements with Newfield Exploration Co. and The Williams Companies. The loan will be due three years following the initial advance.

Subject to execution of a definitive Secured Line of Credit Agreement, BCG will advance the first $500,000 on November 11, 2008.  The second $500,000 advance is conditioned upon the satisfactory review of the lab results of the first week of operation of the Ozonix unit at a well site operated by an affiliate of Newfield in Oklahoma. The unit began operating on November 5th.  The remaining $1 million is conditioned upon the satisfactory review of the lab results from the second week of operation of the Ozonix Newfield unit.

If Ecosphere enters into a long-term agreement with Newfield and/or Williams to recycle frac flowback water and BCG does not exercise its option to acquire 50% of the Ozonix technology for the energy business, BCG will have the option to convert the loan by purchasing the units and leasing them back to Ecosphere in exchange for a fixed monthly lease payment and a per barrel of water recycled fee. If BCG does exercise its option, the principal and any accrued interest will be credited toward the $40 million of working capital to be contributed by BCG  to support the Ozonix technology and the business, which will be 50% owned by each of Ecosphere and BCG.

As additional consideration for the loan, Ecosphere will issue to BCG three-year warrants to purchase one share of common stock for every three dollars advanced exercisable at $0.25 per share.

Item 1.02

Termination of a Material Definitive Agreement.

In order to focus its efforts on funding Ecosphere’s Ozonix initiative, BCG has decided not to proceed at this time with the purchase of a 49% interest in Ecosphere’s subsidiary which owns the LifeLink intellectual property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ ADRIAN GOLDFARB
Adrian Goldfarb Chief Financial Officer

Date:  November 6, 2008